Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated January 14, 2016, with respect to the consolidated financial statements as of and for the years ended September 30, 2015 and 2014 included in the Annual Report of Innovative Solutions and Support, Inc. and subsidiaries on Form 10-K for the year ended September 30, 2015.  We hereby consent to the incorporation by reference of said report in the Registration Statements of Innovative Solutions and Support, Inc. on Forms S-8 (File No. 333-70468, File No. 333-146223, and File No. 333-163712).

/s/ GRANT THORNTON LLP

Philadelphia, Pennsylvania

January 14, 2016